                                                                     EXHIBIT 2.2
                                                                     -----------

                  COMMON STOCK AND OPTION EXCHANGE AGREEMENT


                                 By and Among


               NetSource International Telecommunications, Inc.
                           1304 Southpoint Boulevard
                          Petaluma, California 94954


                                      and


           Shareholders and Holders of Options to Purchase Shares of
                MTC International, Inc., a Nevada Corporation.



                          Dated as of June ___, 1996

          THIS COMMON STOCK AND OPTION EXCHANGE AGREEMENT (the "Agreement") is dated for references purposes as of June ___, 1996, by and among NetSource International Telecommunications, Inc., a Delaware corporation (the "Company"), the undersigned shareholders of MTC International, Inc., a Nevada corporation formerly known as Envoy International Information Systems, Inc. ("MTC International") (each individually a "Shareholder" and collectively, the "Shareholders") and the undersigned holders of options to purchase common stock of MTC International (each individually an "Optionholder" and collectively, the "Optionholders").

                                   RECITALS

          A. The Shareholders hold of record all of the outstanding 1,010,000 shares of the common stock of MTC International (the "MTC International Shares"), such common stock being the only outstanding class of shares of MTC International.

          B. The Optionholders hold of record all of the outstanding options to purchase common stock of MTC International, with such options covering 224,785 shares (the "MTC International Options").

          C. The Company and the Shareholders desire to exchange, in a tax-free exchange, 600,000 shares of common stock of the Company (the "Company Shares") for all of the MTC International Shares (the "Stock Exchange").

          D. The Company and the Optionholders desire to exchange, in a tax-free exchange, options to purchase 134,871 shares of common stock of the company (the "Company Options") for all of the MTC International Options (the "Option Exchange," which together with the Stock Exchange shall be referred to as the "MTC International Exchange"). The Company Options will have vesting terms and other conditions and terms similar to the MTC International Options for which they are being exchanged.

          E. Concurrently with the execution of this Agreement, the Company, the shareholders of MTC Telemanagement Corporation, a California corporation, ("MTC Domestic"), and the holders of options to purchase common stock of MTC Domestic will be entering into a similar Common Stock and Option Exchange Agreement (such exchanges collectively referred to as the "MTC Domestic Exchange"), pursuant to which the Company will exchange 174,290 Company Shares for all of the outstanding shares of the common stock of MTC Domestic and will exchange Company Options to purchase 10,928 Company Shares for all of the outstanding options to purchase shares of the common stock of MTC Domestic.

          F. The Company and NetSource Interactive Services, Inc., a Delaware corporation ("NetSource Interactive"), have entered into a merger agreement pursuant to which NetSource will merge with and into the Company, with the Company being the surviving corporation and with the shareholders and optionholders of NetSource Interactive surrendering their shares and options in NetSource Interactive in exchange for shares and options in the Company (the "NetSource Merger").


          G. Upon completion of the MTC International Exchange, the MTC Domestic Exchange and the NetSource Merger, the Company will issue and place no less than $10,000,000 of debt which is convertible into shares of the Company (the "Debt Offering").

                                   AGREEMENT

     1.   Exchange.

          a.  Exchange of Shares.  Subject to the terms and conditions hereof,
              ------------------
the Company will issue to each of the Shareholders 0.60 Company Shares for each MTC International Share owned and held of record by such Shareholder in exchange for such MTC International Share, as set forth on Schedule A attached hereto. Each Shareholder acknowledges and agrees that Schedule A sets forth both the aggregate number of MTC International Shares that such Shareholder owns and the aggregate number of Company Shares that such Shareholder is entitled to receive in exchange for such Shareholder's MTC International Shares pursuant to this Agreement.

          b.  Delivery of the Shares.  Concurrently with the execution of this
              ----------------------
Agreement, each Shareholder is delivering to the Company the certificate(s) representing the number of MTC International Shares set forth opposite the Shareholder's name on Schedule A attached hereto, together with duly executed stock power(s) for such certificates.

          c.  Exchange of the Options.  Subject to the terms and conditions
              -----------------------
hereof, the Company will issue to each Optionholder the number of Company Options listed opposite that Optionholder's name on Schedule B attached hereto in exchange for that Optionholder's MTC International Options. The Company Options issued to each Optionholder will contain terms and conditions which are substantially similar to the terms and conditions of the Optionholder's MTC International Options, with the exercise price being modified to take into account the exchange ratio for the options. Each Optionholder acknowledges and agrees that Schedule B sets forth the aggregate number of the MTC International Options that such Optionholder owns as well as the aggregate number of Company Options that such Optionholder is entitled to receive in exchange for such Shareholder's MTC International Options pursuant to this Agreement.

          d.  Delivery of the Options.  Concurrently with the execution of this
              -----------------------
Agreement, each Optionholder is delivering to the Company the original option agreement(s) for all of the MTC International Options set forth opposite the Optionholder's name on Schedule B attached hereto.

2.        Closing Date; Delivery.

          a.  Closing Date.  The closing of the MTC International Exchange ("the
              ------------
Closing") shall be held at the offices of Pezzola & Reinke, 1999 Harrison Street, Suite 1300, Oakland, California, on, or before, June 30, 1996, as determined by the Company upon consummation of the Closing conditions set forth herein (the "Closing Date").

          b.  Delivery.  Subject to the terms of this Agreement, at the Closing,
              --------
the Company will deliver to each Shareholder or his representative the certificates representing the Company Shares to be received by the Shareholder in the Stock Exchange and will deliver to each Optionholder or his representative new option agreements representing the Company Options to be received by the Optionholder in the Option Exchange. Each Optionholder acknowledges and agrees that upon delivery of the Company Options, the MTC International Options shall automatically terminate and shall be deemed cancelled.

     3.   Representations and Warranties of the Company.

     The Company hereby represents and warrants to each of the Shareholders and Optionholders, as follows:

          a.  Organization and Standing. The Company is a corporation duly
              -------------------------
organized, validly exisiting and in good standing under the laws of the State of Delaware.

          b.  Corporate Power. The Company has now, or will have at the closing
              ---------------
Date, all requisite corporate power to enter into this Agreement, to issue the Company Shares and Company Options hereunder, and to carry out and perform its obligations under the terms of this Agreement, and has or will have taken all actions nescessary for the authorization, execution and delivery of this Agreement and the issuance of the Company Shares and the Company Options. This Agreement is a valid and binding obligation of the Company enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors' rights and by the availability of equitable remedies.

          c.  Valid Issuance of Shares. The Company Shares, when issued in
              ------------------------
compliance with the provisions of this Agreement, will be validly issued, fully paid and nonasessable, and will be free of any liens or encumbrances imposed by the Company; provided, however, that the Company shares will be subject to restrictions on transfer under this Agreement and state and dfederal securiites laws as set forth herein, and as may be required by future changes in such laws.

          d.  Valid Issuance of Options.  The Company Options, when issued in
              -------------------------
compliance with the provisions of this Agreement, will be validly granted.

      4.  Representations and Warranties of Shareholders and Optionholders.

      Each Shareholder and Optionholder represents and warrants, severally but not jointly, to the Company as follows:

          a.  Capacity.  Such Shareholder or Optionholder has full legal
              --------
capacity, power and authority to execute, deliver, and perform his, her or its obligations under this Agreement, and, if an individual, is at least 21 years of age.

          b.  Ownership of Stock; Vesting Title.  Such Shareholder owns of
              ---------------------------------
record and beneficially only such number of MTC International Shares as indicated opposite such Shareholder's name on Schedule A attached hereto, with full right and authority to deliver such shares hereunder, and upon delivery of such shares and of one or more stock powers with respect to such Shares hereunder, the Company will receive good, valid and marketable title thereto, free and clear of all liens or encumbrances, and not subject to any agreements or understandings among any persons with respect to the voting or transfer of such shares.

          c.  Ownership of Options; Vesting Title.  Such Optionholder owns of
              -----------------------------------
record and beneficially only such number of MTC International Options as indicated opposite such Optionholder's name on Schedule B attached hereto, with full right and authority to deliver such options hereunder, and upon delivery of such shares and options hereunder, the Company will receive good, valid and marketable title thereto, free and clear of all liens or encumbrances.

          d.  Ability to Protect Own Interest.  Such Shareholder or Optionholder
              -------------------------------
has a preexisting personal or business relationship with the Company or one or more of its directors of officers or controlling persons, or, by reason of such Shareholder's or Optionholder's business or financial experience, the business or financial experience of such Shareholder's or Optionholder's professional advisors (who are not affiliated with or compensated by the Company or any of their affiliates) or the business or financial experience of such Shareholder's or Optionholder's purchaser representative, such Shareholder or Optionholder has the capacity to protect its own interest in connection with the MTC International Exchange.

          e.  Access to Information.  Such Shareholder or Optionholder (or, if
              ---------------------
applicable, such Shareholder's or Optionholder's purchaser representative) has received and read a copy of that Confidential Private Placement Offering Exchange Memorandum dated as of June ___, 1996, and has had an opportunity to discuss the Company's business, management and financial affairs with its management and to ask questions of officers of the Company, which questions were answered to its satisfaction. It understands that such discussions with management, as well as any written information issued by the Company, were intended to describe certain aspects of the Company's business and prospects but were not a thorough or exhaustive description. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3 hereof or the right of the Shareholders or Optionholders to rely thereon.

          f.  Reliance.  In deciding to enter into and consummate the
              --------
transactions contemplated hereby, such Shareholder or Optionholder has not relied, as to tax, securities and other legal matters, on the advice that such Shareholder or Optionholder has received from the Company or any of its attorneys or representatives, but only on the advice of such Shareholder's or Optionholder's own advisors and experts.

          g.  Investment Intent.  The Company Shares to be received by such
              -----------------
Shareholder and Company Options to be received by such Optionholder will be acquired for such Shareholder's or Optionholder's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Such Shareholder or Optionholder furthermore has no current commitment or obligation, contingent or otherwise, to anyone other than the Company pursuant to the terms hereof to dispose of the Company Shares or Company Options and has no current plan or intent to dispose of the Company Shares or Company Options.

          h.  No Violation.  The execution and delivery of this Agreement and
              ------------
the consummation of the transactions contemplated hereby will not result in the breach of any term of, or constitute a default under, any contract, agreement, commitment, indenture, mortgage, note or other instrument or obligation to which such Shareholder or Optionholder, or any of such Shareholder's MTC International Shares, or Optionholder's MTC International Options, may be bound.

          i.  Binding Obligation.  This Agreement has been duly executed and
              -------------------
delivered by such Shareholder or Optionholder and constitutes a legal, valid and binding obligation of such Shareholder or Optionholder, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights and by the availability of equitable remedies.

      5.  Conditions to the Company's Obligation to Close.

          The Company's obligation to issue the Company Shares and Company Options at the Closing is subject to the fulfillment to the Company's satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by the Company in its sole discretion:

          a.  Representations and Warranties Correct.  The representations and
              ---------------------------------------
warranties made by the Shareholders and Optionholders in Section 4 hereof shall be true and correct when made and shall be true and correct on the Closing Date with the same force and effect as if they had been made on and as of said date.

          b.  Tender.  The Shareholders shall have tendered all of the
              -------
outstanding MTC International Shares and stock powers and the Optionholders shall have tendered all of the outstanding MTC International Options.

          c.  Consents and Waivers.  The Company shall have obtained any and all
              --------------------
consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement.

          d.  Percentage Minimum.  This Agreement shall have been signed by
              -------------------
Shareholders holding at least 90% of the outstanding MTC International Shares and by all Optionholders, and certificates evidencing such shares and option agreements evidencing such options, accompanied by duly executed stock powers, shall have been delivered to the Company at or prior to the Closing.

      6.  Public Offering Lock-Up and Restrictive Legends.

          a.  Lock-Up.  In connection with the first underwritten public
              -------
registration of the Company's securities, each Shareholder and Optionholder agrees, upon the request of the Company or the underwriters managing such underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Company Shares or Company Options (other than those included in the registration) without the prior written consent of the Company and such underwriters, as the case may be, for a period of time, not to exceed one hundred eighty (180) days from the effective date of such registration; provided that all executive officers, directors and 5% or greater shareholders of the Company enter into similar agreements. Such agreement shall be in writing in the form reasonably satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to the shares subject to the foregoing restrictions until the end of said 180-day period.

          b.  Restrictive Legends.   Each instrument evidencing the Company
              -------------------
Shares or the Company Options which the Investor may purchase hereunder and any other securities issued upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (unless no longer required in the opinion of the counsel for the Company) shall be imprinted with legends substantially in the following form as well as any additional legend(s) as may be required by the Department of Corporations pursuant to any qualification or "fairness hearing":

     THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD WITHOUT REGISTRATION UNDER THE ACT UNLESS THE CORPORATION RECEIVES AN OPINION OF

     COUNSEL, SATISFACTORY TO THE CORPORATION, THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE OR SUCH REGISTRATION IS NOT REQUIRED PURSUANT TO REGULATIONS UNDER THE ACT.

     THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN JUNE ___, 1996, COMMON STOCK AND OPTION EXCHANGE AGREEMENT BETWEEN THE ORIGINAL HOLDER HEREOF AND THE CORPORATION.

The Company shall be entitled to enter stop transfer notices on its transfer books with respect to the Company Shares during periods when transfers are restricted under the terms of this Agreement.

          c.   Pooling.  Each Shareholder and Optionholder will not, within the
               -------
thirty (30) days prior to the effective date of the Closing, sell, transfer or otherwise dispose of, or reduce its interest in or risk relating to, any shares of MTC International or the Company which it owns. In addition, each Shareholder and Optionholder will not sell, transfer or otherwise dispose of, or reduce its interest in or risk relating to, any shares of the Company's stock issued hereunder in a manner which might prevent treating the transactions contemplated hereunder as poolable transactions for accounting purposes.

     7.   Piggyback Registration.

          a.   The Corporation's Obligation to Register.   If the Company at any
               -----------------------------------------
time proposes to register any of its securities under the Act (other than a registration effected solely to implement an employee benefit plan, a transaction to which Rule 145 of the Commission is applicable or any other form or type of registration in which "Registrable Securities" (as defined below) cannot be included pursuant to Commission regulation, rule or practice), then all Shareholder parties and Optionholder parties to this Agreement, as well as all NetSource Interactive shareholders and optionholders under the NetSource Merger and all shareholders and optionholders under the MTC Domestic Exchange shall receive written notice from the Company (the "Company Notice") of its intention to make such registration (all common stock issued pursuant to such transactions and all common stock issuable under options which were issued pursuant to such transactions are referred to herein as "Registrable Securities"). If such registration is proposed to be on a form which permits inclusion of the Registrable Securities, then upon the written request of any holders of the Registrable Securities given within ten (10) days after transmittal by the Company to such holders of the Company Notice, the Company will, subject to the limits contained in this Section, use its reasonable efforts to cause such Registrable Securities of said requesting holders to be registered under the Act, all to the extent requisite to permit such sale or other disposition by such holders of the Registrable Securities so registered.

          b.   Limitations\Cutbacks.  The right of any such holder to request
               ---------------------
inclusion in the registration pursuant to this Section 7 shall terminate (i) upon the fourth anniversary date of the Closing or (ii) at such time that all shares of Registrable Securities held or entitled to be held upon conversion by such holder may be publicly sold under Rule 144 or any applicable exemption or registration statement during any 90-day period. Furthermore, notwithstanding any other provision of this Section, if the underwriter managing such registration notifies the holders of Registrable Securities in writing that market or economic conditions limit the amount of securities which may reasonably be expected to be sold or that inclusion of such Registrable Securities would jeopardize the success of the offering, then the Company may exclude all or any portion of such Registrable Securities; provided, however, that such cutback shall be pro rata among all holders desiring to participate in such registration based on the number of shares of Registrable Securities held by such holders.

          c.  Further Documents.   Any holder of Registrable Securities desiring
              ------------------
to participate in a registration under this Section 7 shall enter into such further agreements, including indemnification and customary underwriting agreements, as the Company and the managing underwriter shall reasonably require.

     7.   Miscellaneous

          a.   Governing Law.  The Agreement shall be governed in all respects
               --------------
by the laws of the State of California.

          b.   Survival.  The representations, warranties, covenants and
               ---------
agreements made herein shall survive the Closing of the transactions contemplated hereby.

          c.   Successors and Assigns.  Except as otherwise expressly provided
               -----------------------
herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          d.   Further Acts.  The parties hereto shall perform all further acts
               ------------
and execute and deliver all documents that may be reasonably necessary to carry out their obligations hereunder and the purposes of this Agreement, including but not limited to restricting transferability of the Company Shares so as to permit the MTC International Exchange to qualify for "pooling of interests" accounting treatment.

          e.   Changes and Termination. Subject to Section 2.3, neither this
               -----------------------
Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

          f.   Entire Agreement.  This Agreement and the other documents
               -----------------
delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

          g.   Brokers
               -------

              (i) Each party represents and warrants to the other that it has dealt with no brokers with respect to the MTC International Exchange contemplated hereby. No party has done any acts, had any negotiations or conversations, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment of any fee, charge, commission or other compensation to any party with respect to the transactions contemplated hereby.

              (ii) The Shareholders, the Optionholders and the Company agree to forever indemnify, defend and save harmless (on an after-tax basis) each other of, from and against any and all claims or suits for compensation, commission or otherwise which may be asserted or made by any broker, person or entity as a result of any dealing by the indemnifying party or its representatives with such other broker, person or entity, including, without limitation, all costs, losses, liabilities, damages and expenses (including, without limitation, attorneys' fees and disbursements) related thereto. This subsection shall survive the Closing or any sooner expiration or termination of this Agreement.

          h.  Confidentiality.  All information furnished to any Shareholder or
              ----------------
Optionholder by the Company shall be treated confidentially by the Shareholder or Optionholder. Each Shareholder and Optionholder hereby agrees that, except as required by law, it will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the fact that negotiation have taken place, or the terms and conditions or substance of the transactions contemplated herein without first obtaining the express written consent of the Company. The obligation to keep such information confidential shall survive the termination of this Agreement for three years. Notwithstanding anything to the contrary set forth in this subsection, (i) Shareholders and Optionholders shall be permitted to provide confidentially all materials and information furnished by the Company to their attorneys and legal counsel, who shall likewise keep such information confidential and (ii) such confidentiality restrictions hereunder shall not apply to information furnished pursuant to this Exchange Agreement which has entered the public domain through no fault of such Shareholder or Optionholder.

          i.  Notices, etc.  All notices and other communications required or
              -------------
permitted hereunder shall be in writing and shall be delivered personally, mailed by registered or certified mail, postage prepaid, return receipt requested, or sent via Internationally recognized overnight courier, addressed
(a) if to a Shareholder or Optionholder, to such Shareholder's or Optionholder's address et forth, respectively, on Schedule A or Schedule B attached hereto,
                                   ----------     ----------
or at such other address as such Shareholder or Optionholder shall have furnished to the Company in writing, or (b) if to the Company, to the address of the Company set forth at the beginning of this Agreement, or to such other address as the Company shall have furnished to each Shareholder and Optionholder in writing. Notices that are mailed shall be deemed given one (1) day after deposit in the United States mail.

          j.  Severability.  In case any provision of this Agreement shall be
              -------------
invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

          k.  Expenses.  The Company, the Shareholders, and the Optionholders
              ---------
shall each bear their own expenses and legal fees in connection with this Agreement and the transactions contemplated hereby and thereby.

          l.  Titles and Subtitles.  The titles of the sections and subsections
              ---------------------
of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

          m.  Additional Consents.  Each Shareholder and Optionholder hereby
              --------------------
consents to the terms of the transactions set forth in that Confidential Private Placement Offering Exchange Memorandum dated as of June ___, 1996.

          n.  Counterparts.  This Agreement may be executed in any number of
              -------------
counterparts, each of which shall be an original, but all of which together constitute one instrument.

          o.  Delays or Omissions.  No delay or omission to exercise any right,
              --------------------
power or remedy accruing to the Company shall impair any such right, power or remedy of the company, nor shall it be construed to be a waiver of any breach or default under this Agreement, or any acquiescence therein, or any waiver of or acquiescence in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy accruing to the Company or any waiver by the company of any single breach or default by any other party be deemed a waiver by the Company of any other right, power or remedy or breach or default theretofore or thereafter occurring. All remedies, either under this Agreement, or by law otherwise afforded to the Company shall be cumulative and not alternative.

          p.  Arbitration.  BY EXECUTING THIS AGREEMENT, THE PARTIES ARE
              ------------
AGREEING TO HAVE ANY DISPUTE WHICH IS DESCRIBED IN THIS SUBSECTION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY EXECUTING THIS AGREEMENT, THE PARTIES ARE GIVING UP JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS SUCH RIGHTS ARE SPECIFICALLY INCLUDED IN THE ARBITRATION PROVISION; IF ANY OF THE PARTIES REFUSES TO SUBMIT TO ARBITRATION IT MAY BE COMPELLED TO ARBITRATE UNDER THE CALIFORNIA CODE OF CIVIL PROCEDURE. A PARTY'S AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY. BY EXECUTING THIS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS READ AND UNDERSTOOD THE FOREGOING AND HAS AGREED TO SUBMIT DISPUTES DESCRIBED IN THIS SUBSECTION TO NEUTRAL ARBITRATION. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration, which arbitration shall be conducted as follows: A party seeking arbitration shall promptly send notice of arbitration to the party. The place of arbitration hereunder shall be San Francisco, California. Within ten (10) days of the date of such notice, each party shall appoint its arbitrator. An arbitrator shall be a duly qualified professional with five years of experience in the field of law. Within fifteen (15) days of their appointment, the two arbitrators shall meet and select a third arbitrator. The three arbitrators shall then meet and otherwise confer as they shall deem necessary to agree on a determination of the issue before them. In any dispute submitted to arbitration, the decision of two out of the three arbitrators shall be binding and conclusive upon the parties hereto and shall be enforceable in a court having jurisdiction over the parties. The Rules of the American Arbitration Association for commercial arbitration shall be applied to any arbitration hereunder as to all matters of procedure, provided, however, that the parties may obtain discovery in aid of the arbitration. Arbitration costs shall be borne as follows: one-half of the arbitration costs shall be borne by the Shareholders and Optionholders who are adverse parties to the Company in the Arbitration, and the other half of the arbitration costs shall be borne by the Company, except that each party shall be responsible for its own expenses and costs of any witnesses selected by such party.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of May 31, 1996.

NetSource International
Telecommunications, Inc.
a Delaware corporation

By: /s/ Edward A. Brinskele
   ------------------------------------------------
     Name:  Edward A. Brinskele
     Title: President and Chief Executive Officer



SHAREHOLDERS:

 /s/ Edward A. Brinskele
---------------------------------------------------
Edward A. Brinskele

 /s/ Roger Sheppard
---------------------------------------------------
Roger Sheppard

 /s/ Thomas Bruner
---------------------------------------------------
Thomas Bruner

 /s/ En Kin Liew
---------------------------------------------------
En Kin Liew

 /s/ Chen Ching
---------------------------------------------------
Chen Ching

 /s/ Teo Leng Ming
---------------------------------------------------
Teo Leng Ming

 /s/ Yeng Chiah Kern
---------------------------------------------------
Yeng Chiah Kern

 /s/ Claude A. Giroux
---------------------------------------------------
Claude A. Giroux

OPTIONHOLDERS:


 /s/ Edward A. Brinskele
---------------------------------------------------
Edward A. Brinskele

 /s/ Roger Sheppard
---------------------------------------------------
Roger Sheppard

 /s/ Thomas Hakel
---------------------------------------------------
Thomas Hakel

 /s/ Eugene McCord
---------------------------------------------------
Eugene McCord

 /s/ Michael Brinskele
---------------------------------------------------
Michael Brinskele

 /s/ Robert Lara
---------------------------------------------------
Robert Lara

 /s/ Brien Voorhees
---------------------------------------------------
Brien Voorhees

 /s/ Evan Kraus
---------------------------------------------------
Evan Kraus

 /s/ En Kin Liew
---------------------------------------------------
En Kin Liew

 /s/ Thomas Bruner
--------------------------------------------
Thomas Bruner


 /s/ Chen Ching
--------------------------------------------
Chen Ching


 /s/ Teo Leng Ming
--------------------------------------------
Teo Leng Ming


 /s/ Yeng Chiah Kern
--------------------------------------------
Yeng Chiah Kern

                                   Schedule A


                         MTC INTERNATIONAL SHAREHOLDERS
                         ------------------------------

                                    Number of             Number of
                                MTC International  NetSource International
Name of Shareholder                Shares Held     Shares To Be Exchanged
------------------------------  -----------------  -----------------------

Edward A. Brinskele                       550,000                  330,000
12200 Point Reyes
Petaluma Road
Nicasio, CA  94946

Roger J. Sheppard                         200,000                  120,000
14 Bracken Court
San Rafael, CA  94901

Thomas Bruner                              50,000                   30,000
744 E. Angela Street
Pleasanton, CA  94566

En Kin Liew                                50,000                   30,000
60 Watten Heights
Singapore  1128

Chen Ching                                 50,000                   30,000
0 Anson Road, #17-25
International Plaza
Singapore  079903

Teo Leng Ming                              50,000                   30,000
477A Joo Chiat Road
Singapore  1542

Yeng Chiah Kern                            50,000                   30,000
c/o Yang Lik Realty Co. Ltd.
7th Floor Unit D & E
Cindic Towers
128 Gloucester Road
Wanchai, Hong Kong

Claude A. Giroux                           10,000                    6,000
8 Neshamany Interplex
Trevose, PA  19053

                                   Schedule B


                        MTC INTERNATIONAL OPTIONHOLDERS
                        -------------------------------




                            Number    NetSource International
Name                       of Shares  Options To Be Exchanged
-------------------------  ---------  -----------------------

Edward A. Brinskele           37,500              22,500
12200 Point Reyes
Petaluma Road
Nicasio, CA  94946

Roger Sheppard                37,500              22,500
14 Bracken Court
San Rafael, CA  94901

Thomas Hakel                  44,785              26,871
328 Firethorn Drive
Rohnert Park, CA  94928

Eugene McCord                 25,000              15,000
581 Almanor Street
Petaluma, CA  94954

Michael Brinskele             25,000              15,000
5 Princeville Court
Petaluma, CA  94954

Robert Lara                   10,000               6,000
125 5th Street W.
Sonoma, CA  95476

Brian Voorhees                10,000               6,000
2079 Bedford Street
Santa Rosa, CA  95404

Evan Kraus                    10,000               6,000
415 Ash Street
Mill Valley, CA  94941

Thomas Bruner                  5,000               3,000
744 E. Angela Street
Pleasanton, CA  94566

En Kin Liew                    5,000               3,000
60 Watten Heights
Singapore  1128

Chen Ching                      5,000       3,000
0 Anson Road, #17-25
International Plaza
Singapore  079903

Teo Leng Ming                   5,000       3,000
477A Joo Chiat Road
Singapore  1542

Yeng Chiah Kern                 5,000       3,000
c/o Yang Lik Realty Co. Ltd.
7th Floor Unit D & E
Cindic Towers
128 Gloucester Road
Wanchai, Hong Kong

                                      -15-